Exhibit 99.1

INVESTOR AND MEDIA CONTACT	Chris Nagel
TELEPHONE	(800) 458-2235
FOR IMMEDIATE RELEASE July 30, 2010
FreightCar America, Inc. Announces New Secured Revolving Credit Facility
Chicago, IL, July 30, 2010 — FreightCar America, Inc. (NASDAQ: RAIL) today announced that it has entered into a new senior secured revolving credit facility of $30 million. The facility can be used for general corporate purposes, including the funding of working capital. The Company also announced that it has cancelled its previous revolving credit facilities.
“This new credit facility provides us with the financial flexibility to meet our anticipated borrowing needs, support our future investments in the business, and is structured more appropriately in light of the current environment,” said Ed Whalen, President and Chief Executive Officer of FreightCar America. “We are confident that this facility, along with our strong, debt free balance sheet, will allow us to execute our strategic initiatives and capitalize on opportunities as they emerge.”
FreightCar America, Inc. manufactures railroad freight cars, with particular expertise in coal-carrying railcars. In addition to coal cars, FreightCar America designs and builds bulk commodity cars, flat cars, mill gondola cars, intermodal cars, coil steel cars and motor vehicle carriers. It is headquartered in Chicago, Illinois and has manufacturing facilities in Danville, Illinois and Roanoke, Virginia. More information about FreightCar America is available on its website at www.freightcaramerica.com.
This press release may contain statements that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and acceptance of customer orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise. More information about FreightCar America is available on its website at www.freightcaramerica.com.